Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Fiscal 2012 Financial Results

Net revenues increased 22% to $37.2 million.

TAMPA, FLORIDA – March 5, 2013 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce solutions and supply chain services, today announced financial results for the fiscal year ended December 28, 2012.

52-Week Period Ended December 28, 2012 Highlights:

●	Total revenue for the 52-week period increased 22% to $37.2 million compared to the same period last year.

●	Adjusted EBITDA for the 52-week period increased to $1.8 million, compared to $601 thousand for the same period in 2011.

●	Net income for the 52-week period increased to $533 thousand compared to a net loss of $250 thousand for the same period last year.

●	In March 2012, Jagged Peak completed a new, two-year revolving line of credit facility that doubled its borrowing capacity to $3.0 million and retired higher-cost debt.

●	In June 2012, Jagged Peak purchased a previously leased warehouse facility for $3.0 million, taking advantage of historically low interest rates and property values.

●	In 2012, Jagged Peak added 4 warehouses to our FlexNet fulfillment network which now totals 22 warehouses in key markets throughout North America.

Revenues increased approximately $6,698,700, or 22%, to approximately $37,232,700 for the 52-week period ended December 28, 2012, as compared to approximately $30,534,000 for the 52-week period ended December 30, 2011. Greater e-commerce order volume for existing customers and the addition of new customers resulted in increases in Jagged Peak’s primary sources of revenue: fulfillment, technology fees and new client implementations.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs and freight, increased by approximately $4,758,800 or 19%, to approximately $29,567,400 for the 52-week period ended December 28, 2012, as compared to approximately $24,808,600 for the 52-week period ended December 30, 2011. As a percentage of revenues, cost of revenue was approximately 79% for the 52-week period ended December 28, 2012, as compared to approximately 81% for the 52-week period ended December 30, 2011. The decrease in cost of revenue as a percentage of revenue was primarily the result of improved management of fulfillment operations and client e-commerce platform implementations.

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Selling, general and administrative expense increased by approximately $743,600, or 13%, to approximately $6,418,100 for the 52-week period ended December 28, 2012, as compared to approximately $5,674,500 for the 52-week period ended December 30, 2011. This increase was primarily related to additional employees hired to manage the increase in client orders processed.

Interest expense decreased by approximately $136,700 to approximately $281,600 for the 52-week period ended December 28, 2012, as compared to approximately $418,300 for the 52-week period ended December 30, 2011, due to the new, lower cost credit facility from Fifth Third Bank, which bears interest at LIBOR plus 3.00%. This compares to the Moriah Loan and Security Agreement utilized in 2011, which had an interest rate of 6% above prime with a floor of 10%. The cost savings from the new credit facility were partially offset by the interest on the new $2.388 million, 3.93% 5-year Term Loan, entered into on June 25, 2012 to finance the purchase of Jagged Peak’s previously leased warehouse facility in St. Petersburg, FL.

Jagged Peak realized a profit from continuing operations before provision for income taxes of approximately $961,400 for the 52-week period ended December 28, 2012, compared with a loss from continuing operations before provision for income taxes of approximately $362,200 for the 52-week period ended December 30, 2011 as a result of the above-mentioned items.

Income tax expense was approximately $428,000 for the 52-week period ended December 28, 2012 compared to an income tax benefit of approximately $112,200 for the 52-week period ended December 30, 2011. Differences between the taxable income and the effective tax rate used for 2012 and 2011, as compared to the U.S. federal statutory rate, are primarily due to permanent differences. At December 28, 2012, Jagged Peak had estimated federal and state net operating loss carry-forwards totaling approximately $3,055,000, which begin to expire in 2024. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

Jagged Peak realized net income of approximately $533,400 for the 52-week period ended December 28, 2012, compared with a net loss of approximately $250,000 for the 52-week period ended December 30, 2011.

Basic income per share from continuing operations for the 52-week period ended December 28, 2012 was $0.03 per weighted average share, compared with a basic loss of $0.02 per weighted average share for the 52-week period ended December 30, 2011.

Adjusted EBITDA for the 52-week period ended December 28, 2012, was approximately $1,773,600 compared to approximately $601,300 in the prior year. The increase in the Adjusted EBITDA primarily relates to the increase in sales, improved operating margins from improved management of fulfillment operations and client implementation of customers’ e-commerce platforms. Jagged Peak defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and stock option expense. Jagged Peak believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Jagged Peak’s performance. In order to provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided.

Press Release

	For the 52-weeks ended
	December 28, 2012	December 30, 2011
Net income (loss) as reported	$533,400	$(250,000)
Income tax expense (benefit)	428,000	(112,200)
Interest expense	281,600	418,300
Depreciation and amortization	455,400	467,200
Stock option expense	75,200	78,000
Adjusted EBITDA	$1,773,600	$601,300

“I am very pleased with our 2012 results and want to thank our customers for entrusting us with their business,” says Chief Executive Officer Paul Demirdjian. “The Omni-channel retail trend and new end-to-end TotalCommerce engagements helped to drive our overall sales growth. In addition, we successfully integrated the EDGE platform’s Order Management System to a number of third-party front-end systems, underscoring the application’s flexibility to be deployed as part of a best-of-breed solution suite in either a cloud-based SaaS or dedicated server environment. In addition, a number of our FlexNet warehouse locations have introduced same-day delivery services, which is giving our customers the ability to differentiate their brands by improving the overall convenience of the online shopping experience. With our stronger balance sheet and blue chip customers benefiting from our e-commerce and order management solutions, we are excited about 2013 as we focus on continued improvements in our operating results.”

“In addition to securing lower cost capital and purchasing our previously leased warehouse in 2012, Jagged Peak continued making improvements across multiple operational fronts,” says Chief Financial Officer Albert Narvades. “This includes growth in customer implementations and order volumes as well as enhancements in application development, project execution, customer support and logistics. Our positive performance in 2012 demonstrates a balance between controlling costs and strengthening performance capabilities.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 28, 2012.

Press Release

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

Media Contact

Marjorie Bulone

Director of Marketing

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

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